EXHIBIT 99.1

                           MAGNUM D'OR RESOURCES INC.

                                  PRESS RELEASE

October 25, 2005

      Magnum d'Or Resources Inc. (OTC-BB "MAGR") announced that Reno J. Calabrigo has sold and transferred all of his shares of preferred stock of the Company to Sunrise Lighting Holdings Limited ("Sunrise"), a Hong Kong limited liability company located in The People's Republic of China (the "PRC"). Sunrise is a leading manufacturer of lighting fixtures in the PRC.

      The preferred stock acquired by Sunrise represents approximately 50.01% of the total voting power of the total issued and outstanding capital stock of the Company. In addition, Sunrise acquired an irrevocable proxy to vote 5,000,000 shares of the common stock of the Company owned by Mr. Calabrigo for one year, extendable for one-year if a merger or reorganization is not completed within one year. As a result, Sunrise holds a total of approximately 54% of the total voting power of the total issued and outstanding stock of the Company.

      Mr. Kenneth Sanders and Mr. Charles Ming resigned as directors of the Company, and the remaining directors appointed Mr. Xuguang Sun as the new Chairman of the Board, Chief Executive Officer, President and Treasurer of the Company and appointed Mr. Shaojun Sun as the Vice President, Chief Financial Officer and Secretary of the Company. Mr. Xuguang Sun and Mr. Shaojun Sun are brothers.

      Mr. Xuguang Sun, age 43, has been the President and General Manager of Sunrise and its operating subsidiary, Tian Xing Lighting & Electrical Co., Ltd. ("Sunrise") since 1997, and of the Tian Xing Electronic and Electrical Factory since 1989. From 1984 to 1986, he was the director of business development of Nanhai Central South Computer Factory. He graduated from Xian Jiaotong University with an associate degree in electrical engineering in 1989, and holds a degree from the Guangdong Business School.

      Mr. Tim Shaojun Sun, age 32, has been the Vice President, Chief Financial Officer and Secretary of Sunrise since 1997, including responsibility for the North American Market of Sunrise. During 2005, he established an international trading business in Los Angeles, California. He received a B.S. degree in computer science from Zhongshan University and holds two degrees of Master of Business Administration in international business from the University of South Carolina and from Vienna University of Economics and Business Administration.

      The Board of Directors also approved a change in the location of the principal executive offices of the Company from Oakville, Ontario, Canada, to:

            Suites A-C, 20th Floor Neich Tower
            128 Gloucester Road, Wanchai
            Hong Kong, The People's Republic of China.

Contact: Reno J. Calabrigo
         416-200-1958